As filed with the Securities and Exchange Commission on October 31, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARINGA RESOURCES LIMITED
(Exact name of registrant as specified in its charter)

Australia	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28 West 44th Street, Suite 810
New York, NY 10036
(Address of Principal Executive Offices, Zip Code)

Paringa Resources Limited Performance Rights Plan
Paringa Resources Limited Incentive Options
(Full title of the Plan)

Bruce Czachor
General Counsel, Paringa Resources Limited
28 West 44th Street, Suite 810
New York, NY 10036
 (Name and address of agent for service)

(812) 406-4400
(Telephone number, including area code, of agent for service)

Copy to:
John Gaffney
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	X (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	X

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
X

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary shares, no par value	25,000,000	$0.2076	$5,190,000	$629.03

(1)
In addition to covering the number of shares of ordinary share, no par value (the “Ordinary share”) of Paringa Resources Limited (the “Company” or “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire ordinary shares that may be granted pursuant to the compensatory stock plan listed above.

(2)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered such additional ordinary shares that become available under the foregoing plan in connection with changes in the number of shares of outstanding ordinary shares because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of ordinary shares are converted or exchanged.

(3)
Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $10.38 (high) and $10.38 (low) sale price of the Registrant’s American Depositary Shares (symbol PNRL) as reported on the NASDAQ on October 26, 2018, which date is within five business days prior to filing this Registration Statement, as adjusted for the 50:1 deposit ratio of American Depositary Shares to ordinary shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

●	the Company’s annual report on Form 20-F, filed on October 31, 2018; and

●
the description of the Company’s ordinary shares contained in its registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act on March 16, 2018 and any amendment or report filed with the Commission for the purpose of updating the description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Company hereby incorporates by reference herein the description of its ordinary shares contained in its Amendment No. 1 filed pursuant to Section 12 of the Exchange Act on September 21, 2018 to the registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act on September 4, 2018 and any amendment or report filed with the Commission for the purpose of updating the description.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Constitution

The Company’s Constitution requires the Company to indemnify, to the extent permitted by law, each director and officer for all losses or liabilities incurred by the person as a director or officer of the Company or a related corporate entity including, but not limited to, a liability for negligence or for reasonable legal costs on a full indemnity basis.  The Constitution also authorizes the Company to purchase and maintain insurance or pay or agree to pay a premium for insurance against liability and losses incurred by directors and officers.

Agreements and Insurance

The Company has entered into Deeds of Indemnity, Insurance and Access with each of its directors. The Company has agreed to indemnify each Director against all liabilities incurred while holding office, including indemnifying Directors for any legal expenses incurred in defending proceedings relating to their Directorship of the Company. Any indemnified amounts must be repaid to the Company to the extent that a Director is reimbursed from an insurance policy maintained by the Company for the Directors. The Company also has to obtain and pay the premiums for insurance policies for each Director, which may include run-off cover for each Director for a period of seven years after the Director ceases to hold office.

Australian Corporations Act

Section 199A of the Australian Corporations Act provides that a company or a related body corporate of a company must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer or auditor of the company:

●	a liability owed to the company or a related body corporate; or

●	a liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or

●	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith; or

●	legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

●	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified as set out above; or

●	in defending or resisting criminal proceedings in which the person is found guilty; or

●
in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

●	in connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer or auditor of the company against a liability (other than one for legal costs) arising out of:

●	conduct involving a willful breach of duty in relation to the company; or

●
a contravention of the director, secretary, officer, or employee’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary, officer, or employee to gain an advantage for themselves or someone else or cause detriment to the company.

For the purpose of Australian law as set out above, an “officer” of a company includes (but is not limited to):

●	a director or secretary;

●	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

●	a person who has the capacity to significantly affect the company’s financial standing; and

●
a person in accordance with whose instructions or wishes the directors of the company are accustomed to act (excluding advice given by the person in the proper performance of functions attaching to the person’s professional capacity or their business relationship with the directors of the company).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1
Certificate of the Registration of Paringa Resources Limited (Incorporated herein by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F filed on September 4, 2018 (File No. 001-38642)).

4.2	Constitution of Paringa Resources Limited (Incorporated herein by reference to Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F filed on September 4, 2018 (File No. 001-38642)).

5.1*	Opinion of DLA Piper.

23.1*	Consent of Deloitte Touche Tohmatsu.

23.2*	Consent of DLA Piper (included in Exhibit 5.1).

23.3*	Consent of Marshall Miller & Associates, Inc.

24.1*	Power of Attorney (included on signature page hereto).

99.1*	Paringa Resources Limited Performance Rights Plan.

99.2*	Form of Paringa Resources Limited Option Award Agreement.

*          Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 31, 2018.

PARINGA RESOURCES LIMITED

By:	/s/ Todd Hannigan
Name:	Todd Hannigan
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Todd Hannigan and Bruce Czachor, and each of them severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to Rule 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
October 31, 2018
/s/ Todd Hannigan	Director and Interim Chief Executive Officer (Principal Executive Officer and Authorized U.S. Representative)
Todd Hannigan

/s/ Dominic Allen	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	October 31, 2018
Dominic Allen

/s/ Ian Middlemas	Chairman	October 31, 2018
Ian Middlemas

/s/ David Gay	Director	October 31, 2018
David Gay

/s/ Jonathan Hjelte	Director	October 31, 2018
Jonathan Hjelte

/s/ Richard McCormick	Director	October 31, 2018
Richard McCormick

/s/ Thomas Todd	Director	October 31, 2018
Thomas Todd